Exhibit 16.1

              [LETTERHEAD OF DALE MATHESON CARR-HILTON LABONTE LLP]

                                December 6, 2012

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent accountants for Upstream Biosciences Inc. (the "Company"). We have been furnished with a copy of the Company's Form 8-K disclosing our resignation as independent public accountants of the Company. We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent accountants by the Company.

Yours truly,


/s/ DMCL
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DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS